EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Robert B. Lewis
                                                          (203) 406-3160



                  SILGAN HOLDINGS REPORTS STRONG SECOND QUARTER
              EARNINGS; RAISES FULL YEAR 2005 EARNINGS OUTLOOK AND
                      ALSO INCREASES DEBT REDUCTION TARGET



STAMFORD, CT, July 28, 2005 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported second quarter 2005 net income of $15.4 million, or $0.82 per diluted share, as compared to second quarter 2004 net income of $18.2 million, or $0.98 per diluted share. The results for 2005 include a non-cash, pre-tax charge of $11.0 million, or $0.36 per diluted share net of tax, for the loss on early extinguishment of debt as a result of the successful refinancing of the Company's senior secured credit facility completed on June 30, 2005.

"We are pleased with our strong second quarter and first half performance," said Greg Horrigan, Co-Chairman and Co-CEO. "We once again delivered significant year-over-year gains in our metal food container business as a result of investments and the continued improvement in our closures product line. We are encouraged, as well, by the improved performance in our plastic container business versus the first quarter of 2005," added Mr. Horrigan. "With the benefit of the recent refinancing and the momentum achieved in the first half of the year, we remain positive in





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SILGAN HOLDINGS
July 28, 2005
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our full year outlook and accordingly have raised our 2005 earnings estimate and debt reduction target," concluded Mr. Horrigan.

Net sales for the second quarter of 2005 were $581.2 million, an increase of $29.9 million, or 5.4 percent, as compared to $551.3 million for the same period in 2004. This increase was the result of higher average selling prices in both the metal food and plastic container businesses, principally due to the pass through of higher raw material costs.

Income from operations for the second quarter of 2005 was $49.5 million, an increase of $4.3 million, or 9.5 percent, as compared to $45.2 million for the second quarter of 2004. This increase was due to higher income from operations in the metal food container business, partially offset by lower income from operations in the plastic container business.

Interest and other debt expense before loss on early extinguishment of debt for the second quarter of 2005 was $13.7 million, a decrease of $1.4 million as compared to the same period in 2004. In addition, the Company incurred an $11.0 million non-cash, pre-tax charge to write-off unamortized debt issuance costs resulting from the recent refinancing of the Company's senior secured credit facility.

The  effective tax rate for the second  quarter of 2005 was 37.9 percent  versus
39.5 percent in the same quarter last year. This decrease was primarily due to the benefits of the manufacturing credit afforded under the American Jobs Creation Act as well as the benefits of a tax initiative that was completed during the quarter.

Metal Food Containers

Net sales of the metal food container business were $422.5 million for the second quarter of 2005, an increase of $15.4 million, or 3.8 percent, over the second quarter of 2004 primarily as a result of higher average selling prices due to the pass through of increased raw material costs and an improved product mix, partially offset by lower food can unit volume. The decline in food can volumes was primarily the result of certain business from one customer that was not retained upon contract renewal last year.




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July 28, 2005
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Income from  operations of the metal food  container  business  increased in the second quarter of 2005 to $38.9 million as compared to $33.2 million for the same period in 2004, and operating margin increased to 9.2 percent from 8.2 percent over the same periods. These increases were principally due to an improved mix of products sold, continued benefits from rationalization and integration activities at our manufacturing facilities, particularly in the metal closures operations, and benefits from relatively higher capital spending over the last several years. These favorable items were partially offset by increases in other manufacturing costs.

Plastic Containers

Net sales of the plastic container business were $158.7 million in the second quarter of 2005, an increase of $14.5 million, or 10.1 percent, as compared to the second quarter of 2004. This increase was principally attributable to higher average selling prices due to the pass through of higher resin costs.

Income from operations of the plastic container business for the second quarter of 2005 was $12.9 million as compared to $14.1 million in the second quarter of 2004, and operating margin decreased to 8.1 percent from 9.8 percent over the same periods. Income from operations and operating margin decreased primarily as a result of higher employee benefit and other manufacturing costs.

Six Months

Net income for the first six months of 2005 was $28.3 million, or $1.51 per diluted share, as compared to net income for the first six months of 2004 of $29.3 million, or $1.58 per diluted share. Results for the first six months of 2005 included a loss on early extinguishment of debt of $11.0 million, or $0.36 per diluted share net of tax, related to the recent refinancing of the Company's senior secured credit facility and rationalization charges totaling $0.5 million, or $0.02 per diluted share net of tax, as compared with rationalization charges of $1.2 million, or $0.04 per diluted share net of tax, in the same period a year ago.

Net sales for the first six months of 2005 increased $41.6 million, or 3.9 percent, to $1.11 billion as compared to $1.07 billion for the first six months of 2004. This increase was largely the result





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SILGAN HOLDINGS
July 28, 2005
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of higher average  selling  prices in both the metal food and plastic  container businesses, primarily as a result of the pass through of higher raw material costs.

Income from operations for the first six months of 2005 was $83.1 million, an increase of $4.3 million, or 5.5 percent, from the same period in 2004. The increase in income from operations was primarily due to the effect of an improved mix of products sold as well as continued benefits from rationalization and integration activities at our manufacturing facilities, partially offset by higher selling, general and administrative costs.

Interest and other debt expense before loss on early extinguishment of debt for the first six months of 2005 was $26.0 million, a decrease of $4.3 million as compared to the first six months of 2004.

Dividend

On June 15, 2005, the Company paid a quarterly cash dividend of $0.20 per share to holders of record of common stock of the Company on June 1, 2005. This dividend payment aggregated $3.7 million.

On July 26, 2005, the Board of Directors declared a $0.20 per share quarterly cash dividend, payable on September 15, 2005 to holders of record of common stock of the Company on September 1, 2005.

Outlook for 2005

The Company's previous earnings estimate of net income per diluted share for 2005 was $4.14 to $4.44, adjusted for the charge of $0.36 per diluted share for the loss on early extinguishment of debt recorded in the second quarter of 2005. Based on the year-to-date financial performance and the outlook for the back half of 2005, the Company has increased its full year earnings estimate of net income per diluted share from a range of $4.14 to $4.44 to a range of $4.34 to $4.64. This estimate does not include the impact of potential rationalization actions which the Company currently has under review. This estimate does include the anticipated impact of the recent refinancing.





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SILGAN HOLDINGS
July 28, 2005
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Additionally,  the Company  expects  net income per diluted  share for the third quarter of 2005 to be in the range of $2.15 to $2.35, as compared to $2.06 in the third quarter of 2004.

The Company also reiterated that, in the absence of compelling acquisitions, it anticipates further reducing debt by approximately $125 million in the fourth quarter of 2005 as compared with the year-end 2004 balance.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the second quarter of 2005 at 11:00 a.m. eastern time on Thursday, July 28, 2005. The toll free number for domestic callers is (877) 502-9276, and the number for international callers is (913) 981-5591. For those unable to listen to the live call, a taped rebroadcast will be available until 5:00 p.m. eastern time on August 8, 2005. To access the rebroadcast, the toll free number for domestic callers is (888) 203-1112, and the number for international callers is (719) 457-0820. The pass code is 7801040.

                                      * * *

Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual net sales of $2.4 billion in 2004. Silgan operates 60 manufacturing facilities in the U.S. and Canada. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2004 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations





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July 28, 2005
Page 6


or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

                                      * * *


























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

                                                  SILGAN HOLDINGS INC.
                                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                                      For the quarter and six months ended June 30,
                                     (Dollars in millions, except per share amounts)




                                                                 Second Quarter                  Six Months
                                                                 --------------                  ----------
                                                               2005          2004           2005            2004
                                                               ----          ----           ----            ----

Net sales ...........................................         $581.2        $551.3        $1,111.2        $1,069.6

Cost of goods sold ..................................          503.4         479.6           971.2           935.7
                                                              ------        ------        --------        --------

   Gross profit .....................................           77.8          71.7           140.0           133.9

Selling, general and administrative expenses ........           28.1          26.3            56.4            53.9

Rationalization charges .............................            0.2           0.2             0.5             1.2
                                                              ------        ------        --------        --------

   Income from operations ...........................           49.5          45.2            83.1            78.8

Interest and other debt expense before loss on
  early extinguishment of debt ......................           13.7          15.1            26.0            30.3

Loss on early extinguishment of debt ................           11.0           --             11.0             --
                                                              ------        ------        --------        --------

   Interest and other debt expense ..................           24.7          15.1            37.0            30.3

   Income before income taxes .......................           24.8          30.1            46.1            48.5

Provision for income taxes ..........................            9.4          11.9            17.8            19.2
                                                              ------        ------        --------        --------

   Net income .......................................         $ 15.4        $ 18.2        $   28.3        $   29.3
                                                              ======        ======        ========        ========

Earnings per share:
   Basic net income per share .......................          $0.83         $0.99           $1.53           $1.60
   Diluted net income per share .....................          $0.82         $0.98           $1.51           $1.58

Cash dividends per common share .....................          $0.20         $0.15           $0.40           $0.15

Weighted average shares (000's):
   Basic ............................................         18,540        18,362          18,501          18,335
   Diluted ..........................................         18,786        18,589          18,768          18,578

                              SILGAN HOLDINGS INC.
              CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
                  For the quarter and six months ended June 30,
                              (Dollars in millions)

                                        Second Quarter          Six Months
                                        --------------          ----------
                                        2005      2004       2005        2004
                                        ----      ----       ----        ----

Net sales:
     Metal food containers .........   $422.5    $407.1    $  796.6    $  780.0
     Plastic containers ............    158.7     144.2       314.6       289.6
                                       ------    ------    --------    --------
         Consolidated ..............   $581.2    $551.3    $1,111.2    $1,069.6
                                       ======    ======    ========    ========

Income from operations:
     Metal food containers (a) .....   $ 38.9    $ 33.2    $   66.2    $   54.4
     Plastic containers (b) ........     12.9      14.1        22.0        27.9
     Corporate .....................     (2.3)     (2.1)       (5.1)       (3.5)
                                       ------    ------    --------    --------
         Consolidated ..............   $ 49.5    $ 45.2    $   83.1    $   78.8
                                       ======    ======    ========    ========



                              SILGAN HOLDINGS INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                              (Dollars in millions)


                                                                   June 30,       June 30,        Dec. 31,
                                                                     2005           2004            2004
                                                                     ----           ----            ----
Assets:
     Cash and cash equivalents ............................        $   82.3       $   23.9        $   35.4
     Current assets .......................................           737.2          742.5           520.5
     Property, plant and equipment, net ...................           776.1          802.7           792.9
     Other assets, net ....................................           238.6          264.4           248.4
                                                                   --------       --------        --------
         Total assets .....................................        $1,834.2       $1,833.5        $1,597.2
                                                                   ========       ========        ========

Liabilities and stockholders' equity:
     Current liabilities, excluding debt ..................        $  278.1       $  279.8        $  322.6
     Current and long-term debt ...........................         1,104.6        1,204.5           841.7
     Other liabilities ....................................           218.0          195.0           225.5
     Stockholders' equity .................................           233.5          154.2           207.4
                                                                   --------       --------        --------
         Total liabilities and stockholders' equity .......        $1,834.2       $1,833.5        $1,597.2
                                                                   ========       ========        ========


(a) Includes rationalization charges of $0.2 million and $0.9 million for the three and six months ended June 30, 2004, respectively.
(b) Includes rationalization charges of $0.2 million in the second quarter of 2005 and $0.5 million and $0.3 million for the six months ended June 30, 2005 and 2004, respectively.